Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-120866, No. 333-120867, No. 333-139539 and No. 333-139543 of Neenah Paper, Inc. on Form S-8 of our report dated June 25, 2010, appearing in this Annual Report on Form 11-K of Neenah Paper 401(k) Retirement Plan for year ended December 31, 2009.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

June 25, 2010